EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3, numbers 333-154157 and 333-32966, and Form S-8, numbers 333-118320, 333-43080, 333-76849 and 333-73666), of our reports dated April 13, 2010, with respect to the consolidated financial statements of GSI Group Inc., and the effectiveness of internal control over financial reporting of GSI Group Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

April 13, 2010

Boston, Massachusetts